Schedule A
Dated April 30, 2020
To The
Expense Limitation Agreement
Dated April 29, 2012
Between
Touchstone Variable Trust and Touchstone Advisors, Inc.

Fund	Expense Limit	Termination Date
Touchstone Balanced Fund	0.85%	April 30, 2021
Touchstone Bond Fund I	0.67%	April 30, 2021
Touchstone Bond Fund SC	0.97%	April 30, 2021
Touchstone Common Stock Fund I	0.73%	April 30, 2021
Touchstone Common Stock Fund SC	1.06%	April 30, 2021
Touchstone Small Company Fund	0.76%	April 30, 2021
Touchstone Aggressive ETF Fund	0.75%	April 30, 2021
Touchstone Conservative ETF Fund	0.75%	April 30, 2021
Touchstone Moderate ETF Fund	0.75%	April 30, 2021

This Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE VARIABLE SERIES TRUST

By:	/s/ Terrie Wiedenheft

TOUCHSTONE ADVISORS, INC.

By:	/s/ Terrie Wiedenheft

By:	/s/ Steven M. Graziano

Signature Page – Schedule A to Expense Limitation Agreement